UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Airgas, Inc.

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News Release	Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087-5283 www.airgas.com

Media Contact:	Joele Frank /Dan Katcher /Andrew Siegel	Investor Contact:
Jay Worley	Joele Frank, Wilkinson Brimmer Katcher	Barry Strzelec
jay.worley@airgas.com	(212) 355-4449	barry.strzelec@airgas.com
(610) 902-6206		(610) 902-6256

For release: Immediately

AIRGAS FILES PRELIMINARY PROXY MATERIALS IN CONNECTION

WITH 2010 ANNUAL MEETING OF STOCKHOLDERS

Urges Stockholders to Vote for Airgas’ Three Incumbent Directors

RADNOR, PA – June 21, 2010 – Airgas, Inc. (NYSE: ARG) today announced that it has filed its preliminary proxy statement with the Securities and Exchange Commission (“SEC”) in connection with the Company’s 2010 Annual Meeting of Stockholders. The Airgas Board of Directors unanimously recommends that stockholders vote for the Board’s three director nominees – W. Thacher Brown, Richard C. Ill and Peter McCausland – and against Air Products’ By-Law Amendment proposals. The Company today issued the following statement:

We believe that the Air Products offer significantly undervalues Airgas and that the Air Products nominees have been selected and paid by Air Products to facilitate the transfer of Airgas’ inherent value to Air Products at a grossly inadequate price.

Our nominees are proud to stand on their record. Airgas has employed a disciplined and highly successful approach to steadily growing revenue, EBITDA and shareholders equity, and this approach has delivered outstanding returns for the Company’s stockholders.

Over the past five years, Airgas has achieved a total shareholder return of 85%, compared to a return of negative 6% from the S&P 500 Index1. In addition, Airgas has delivered a total shareholder return of 4,201% from the Company’s IPO in 1986 through February 4, 2010 – more than seven times the return of the S&P 500 Index – ranking Airgas above 94% of all companies in the S&P 500 Index2. We believe this long and enviable track record of industry and market leading performance clearly demonstrates that the Airgas Board of Directors is committed to acting in the best interests of all Airgas stockholders.

The Airgas Board believes that the interests of Air Products and its nominees are diametrically opposed to those of Airgas stockholders, and that Air Products picked its nominees and proposals precisely to advance its own interests – not those of all Airgas stockholders. Airgas strongly urges stockholders to re-elect the Company’s directors and to reject Air Products’ grossly inadequate offer as well as its nominees and proposals.

[1]	Total Shareholder Return calculated as share price plus dividends reinvested.
[2]	Excludes current S&P 500 constituents which were not public at January 1, 1987.

The Airgas directors standing for re-election at the 2010 annual meeting are:

W. Thacher Brown

Mr. Brown, age 62, is retired. Mr. Brown, one of Airgas’ longest-serving directors, brings to the Board his many years of experience as a chief executive officer, investment professional and public company director and committee member. Mr. Brown has served on, and chaired, every Airgas Board committee and has been involved in every Board-level decision regarding strategic planning, mergers and acquisitions and financings during his tenure as a director. Mr. Brown also brings a wealth of executive management experience in non-profit entities and his experience serving as a member of our Audit Committee.

Prior to his retirement, he served as Chairman, President and a director of 1838 Investment Advisors, LLC, an investment management company, from July 1988 until May 2004, President of MBIA Asset Management, LLC from 1998 until September 2004 and a director of MBIA Insurance Company from 1999 until September 2004. He is a director of the Rivus Bond Fund, The Harleysville Group, Inc. and The Harleysville Mutual Insurance Company, and was a Senior Vice President and a director of Drexel Burnham Lambert Incorporated for more than four years prior to 1988. Mr. Brown also serves as a member of the Board of Trustees of Eisenhower Fellowships, Inc., as a director of the Fox Chase Cancer Center and as a director of the Pennsylvania Horticultural Society. Mr. Brown has been an Airgas director since 1989.

As of May 31, 2010, Mr. Brown owned 125,260 shares of Airgas common stock.

Richard C. Ill

Mr. Ill, age 67, has been Chairman and Chief Executive Officer and a director of Triumph Group, Inc., a company that designs, manufactures, repairs and overhauls aircraft components and assemblies, since 1993. Mr. Ill serves as a director of P.H. Glatfelter Company and as a member of the Board of Trustees of Eisenhower Fellowships, Inc. Mr. Ill has served as an Airgas director since 2004.

Mr. Ill has over 45 years of public company experience in management, manufacturing and operations. From his tenure as CEO of Triumph Group, he provides a strong operational and strategic background and has valuable business leadership and management experience and insights into many aspects of our business and the current business climate.

As of May 31, 2010, Mr. Ill owned 7,500 shares of Airgas common stock.

Peter McCausland

Mr. McCausland, age 60, has been an Airgas director since June 1986, the Chairman of the Board and Chief Executive Officer of Airgas since May 1987, and President of Airgas from June 1986 to August 1988, from April 1993 to November 1995, from April 1997 to January 1999 and from January 2005 to the present. Mr. McCausland serves as a director of the Fox Chase Cancer Center, the Independence Seaport Museum and The Philadelphia Orchestra. Mr. McCausland also serves on the Board of Visitors of the Boston University School of Law and the College of Arts and Sciences of the University of South Carolina.

Mr. McCausland brings to the Board leadership, extensive business, operating and policy experience, and tremendous knowledge of our company and the industrial gas industry. In addition, Mr. McCausland brings his strategic vision for Airgas to the Board. His service as the Chairman and CEO of Airgas since 1987 has contributed to the effectiveness of the Board and creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefits of management’s perspectives on the business. Furthermore, Mr. McCausland provides Airgas with ethical, decisive and effective leadership.

As of May 31, 2010, Mr. McCausland owned 7,797,270 shares of Airgas common stock.

Bank of America Merrill Lynch and Goldman, Sachs & Co. are serving as financial advisors, and Wachtell, Lipton, Rosen & Katz is serving as legal counsel to Airgas and its Board of Directors.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 14,000 employees work in approximately 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

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ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer commenced by Air Products Distribution, Inc., a wholly owned subsidiary of Air Products and Chemicals, Inc., Airgas has filed a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”). INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by Airgas through the web site maintained by the SEC at http://www.sec.gov. Also, materials related to Air Products’ Unsolicited Proposals are available in the “Investor Information” section of the Company’s website at www.airgas.com, or through the following web address: http://investor.shareholder.com/arg/airgascontent.cfm.

In addition, Airgas may file a proxy statement with the SEC. Any definitive proxy statement will be mailed to stockholders of Airgas. INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by Airgas through the web site maintained by the SEC at http://www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Airgas and certain of its directors and executive officers may be deemed to be participants under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of Airgas’ directors and executive officers in Airgas’ Annual Report on Form 10-K for the year ended March 31, 2010, which was filed with the SEC on May 27, 2010, and its proxy statement for the 2009 Annual Meeting, which was filed with the SEC on July 13, 2009. To the extent holdings of Airgas securities have changed since the amounts printed in the proxy statement for the 2009 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available.

FORWARD-LOOKING STATEMENTS

This communication contains statements that are forward looking. Forward-looking statements include the statements identified as forward-looking in the Company’s press release announcing its quarterly earnings, as well as any statement that is not based on historical fact, including statements containing the words “believes,” “may,” “plans,” “will,” “could,” “should,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the factors identified in the Company’s press release announcing its quarterly earnings, as well as other factors described in the Company’s reports, including its March 31, 2010 Form 10-K, subsequent Forms 10-Q, and other forms filed by the Company with the Securities and Exchange Commission. The Company notes that forward-looking statements made in connection with a tender offer are not subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995. The Company is not waiving any other defenses that may be available under applicable law.